Exhibit 99.1

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                            Amended and Restated
                           Distribution Agreement


                               by and between


                               Unitrin, Inc.


                                    and


                         Curtiss-Wright Corporation


                       dated as of January 11, 2001


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




                             TABLE OF CONTENTS

ARTICLE I DEFINITIONS...................................................2
         Section 1.1 General............................................2
         Section 1.2 References; Interpretation.........................9
ARTICLE II DISTRIBUTION AND OTHER TRANSACTIONS; CERTAIN
           COVENANTS AND REPRESENTATIONS AND WARRANTIES................10
         Section 2.1 The Distribution and Other Transactions...........10
         Section 2.2 Declaration Date and Distribution Date;
                     Further Assurances................................16
         Section 2.3 Representations and Warranties....................17
         Section 2.4 Certain Post-Distribution Transactions............21
ARTICLE III INDEMNIFICATION............................................22
         Section 3.1 Indemnification by C-W............................22
         Section 3.2 Indemnification by UNITRIN........................25
         Section 3.3 Treatment of Payments.............................26
         Section 3.4 Procedures for Indemnification....................26
         Section 3.5 Remedies Not Exclusive............................29
         Section 3.6 Subrogation.......................................29
         Section 3.7 Indemnification Payments..........................29
ARTICLE IV COVENANTS...................................................29
         Section 4.1 Access to Information.............................29
         Section 4.2 Confidentiality...................................30
         Section 4.3 No Solicitation...................................31
         Section 4.4 Certain Other Agreements..........................32
         Section 4.5 Public Announcements..............................32
         Section 4.6 Required Consents.................................33
         Section 4.7 Litigation Cooperation............................33
         Section 4.8 Other Matters.....................................33
ARTICLE V MISCELLANEOUS................................................33
         Section 5.1 Complete Agreement; Construction..................33
         Section 5.2 Counterparts......................................34
         Section 5.3 Survival of Agreements............................34
         Section 5.4 Expenses..........................................34
         Section 5.5 Notices...........................................34
         Section 5.6 Waivers...........................................35
         Section 5.7 Amendments........................................35
         Section 5.8 Assignment........................................35
         Section 5.9 Successors and Assigns............................36


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         Section 5.10 Termination......................................36
         Section 5.11 Subsidiaries.....................................37
         Section 5.12 Third Party Beneficiaries........................37
         Section 5.13 Title and Headings...............................38
         Section 5.14 Exhibits and Schedules...........................38
         Section 5.15 GOVERNING LAW....................................38
         Section 5.16 Consent to Jurisdiction..........................38
         Section 5.17 Severability.....................................38


                                    ii


         AMENDED AND RESTATED DISTRIBUTION AGREEMENT (this "Agreement"), dated as November 6, 2000, as amended and restated as of January 11, 2001, between UNITRIN, INC, a Delaware corporation ("UNITRIN"), and CURTISS-WRIGHT CORPORATION, a Delaware corporation ("C-W").

         WHEREAS, UNITRIN owns, as of the close of business on the date hereof, 4,382,400 shares of common stock, par value $1.00 per share, of C-W (the common stock of C-W is referred to herein as the "Common Stock");

         WHEREAS, simultaneously with the execution hereof, C-W, UNITRIN and CW DISPOSITION COMPANY, a Delaware corporation and a wholly owned subsidiary of UNITRIN ("Merger Sub"), are entering into an Amended and Restated Agreement and Plan of Merger dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the "Recapitalization Agreement"), pursuant to which, among other things, Merger Sub will merge with and into C-W (the "Merger") with the following consequent capital stock changes: (a) 4,382,400 shares of Common Stock held by UNITRIN will be contributed to Merger Sub and, as of the Effective Time (as defined in the Recapitalization Agreement), will automatically be canceled and retired with no securities or other consideration issued in exchange therefore, (b) all the common stock of Merger Sub owned by UNITRIN will be converted into 4,382,400 shares of a new Class B common stock, par value $1.00 per share, of C-W ("Class B Common Stock"), which class of common stock will be entitled to elect at least 80% of the members of the Board of Directors of C-W and in all other respects will be substantially identical to the Common Stock, and (c) all other shares of Common Stock held by stockholders of C-W will remain issued and outstanding (the "Recapitalization");

         WHEREAS, the Board of Directors of UNITRIN has determined that it is in the best interests of UNITRIN and its stockholders to distribute on the Distribution Date (as defined herein) all the shares of Class B Common Stock that UNITRIN will receive in the Recapitalization, on the terms and subject to the conditions set forth in this Agreement, to the holders of record of the common stock, par value $.01 per share, of UNITRIN ("UNITRIN Common Stock"), as of the Distribution Record Date (as defined herein), on a pro rata basis (the "Distribution");

         WHEREAS, the Board of Directors of C-W has determined that it is in the best interests of C-W and its stockholders that the Distribution be consummated, and the Recapitalization is a necessary and desirable means to enable the Distribution to occur;

         WHEREAS, UNITRIN is expected to receive a ruling from the Internal Revenue Service to the effect that the Distribution will be, to the extent set forth therein, a tax-free distribution within the meaning of Section 355 of the Code (as defined herein); and

         WHEREAS, each of UNITRIN and C-W has determined that it is necessary and desirable to set forth the principal corporate transactions required to effect the Distribution and the Recapitalization and to set forth other agreements that will govern certain other matters following the Distribution.

         NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the parties hereby agree as follows:

                                 ARTICLE I
                                DEFINITIONS

         Section 1.1 "General". As used in this Agreement, the following terms shall have the following meanings:

                 (a) "Action" shall mean any action, suit, arbitration, inquiry, proceeding or investigation by or before any court, any governmental or other regulatory or administrative agency, body or commission or any arbitration tribunal.

                 (b) "Acquisition Proposal" shall have the meaning set forth in Section 4.3(a).

                 (c) "Affiliate" shall mean, when used with respect to a specified person, another person that controls, is controlled by, or is under common control with the person specified. As used herein, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or other interests, by contract or otherwise.

                 (d) "Assets" shall mean assets, properties and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.


                                     2


                 (e) "Business Entity" shall mean any corporation, partnership, limited liability company or other entity which may legally hold title to Assets.

                 (f) "Cash Dividend" shall have the meaning set forth in
Section 2.1(d).

                 (g) "Cash Dividend Record Date" shall mean the date determined by the Board of Directors of C-W as the record date for the determination of holders of record of Common Stock entitled to receive the Cash Dividend.

                 (h) "Certificate of Merger" shall have the meaning set forth in the Recapitalization Agreement.

                 (i) "Class B Common Stock" shall have the meaning set forth in the recitals hereto.

                 (j) "Code" shall mean the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder, including any successor legislation or regulations.

                 (k) "Commission" shall mean the U.S. Securities and Exchange Commission.

                 (l) "Common Stock" shall have the meaning set forth in the recitals hereto.

                 (m) "C-W" shall have the meaning set forth in the heading of this Agreement.

                 (n) "C-W Business" shall mean each and every business conducted at any time prior to, on or after the Distribution Date by C-W or any current, former, or future Subsidiary of C-W or other Business Entity controlled by C-W, whether or not such Subsidiary is a Subsidiary of C-W or such Business Entity is controlled by C-W on the date hereof.

                 (o) "C-W Group" shall mean C-W and each Person that is a Subsidiary of C-W immediately prior to the Distribution Date.


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                 (p) "C-W Indemnitees" shall mean C-W, each member of the
C-W Group, each of their respective present and former directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing.

                 (q) "C-W Liabilities" shall mean, collectively, any and all Liabilities whatsoever that arise out of, result from or are related to the operation of the C-W Business or the ownership of the assets of the C-W Business by C-W, any predecessor entity of C-W (and all predecessors thereto) or any Subsidiary of or Business Entity controlled by such predecessor, any current, former or future Subsidiary of C-W or any Business Entity controlled by C-W, whether such Liabilities arise before, on or after the Distribution Date and whether known or unknown, fixed or contingent, and shall include, without limitation:

                     (i) any and all Liabilities to which UNITRIN or its
                 predecessors and successors may become subject arising from or based upon its status or alleged status as a "controlling person" (as defined under Section 15 of the Securities Act and Section 20 of the Exchange Act) of C-W or a stockholder of C-W relating to (A) the Proxy Statement (or any amendment thereto) or any other solicitation materials or any oral solicitations of proxies (except for liabilities which C-W incurs as a result of, and to the extent resulting from, information provided by UNITRIN relating to UNITRIN for inclusion in the Proxy Statement (or any amendment thereto) or any such other solicitation materials or oral solicitation); or (B) any other report or document filed by C-W with the Commission at any time before, on or after the Distribution Date (except for liabilities which C-W incurs as a result of, and to the extent resulting from, information provided by UNITRIN relating to UNITRIN for inclusion in such report or document);

                     (ii) any Liabilities for a breach by C-W of any
                 representation, warranty or covenant herein or in the Recapitalization Agreement; and

                     (iii) any and all Liabilities which UNITRIN incurs as
                 a result of, and to the extent resulting from, information provided by C-W relating to C-W for inclusion in any information statement provided by UNITRIN to its stockholders or any report or document filed by UNITRIN with the Commission.


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                 (r) "Declaration Date" shall mean the date on which the
UNITRIN Board of Directors shall declare the Distribution; provided that the declaration and the payment of the Distribution shall be conditioned upon and subject to the consummation of the Recapitalization, and the payment of the Distribution shall consist of the shares of Class B Common Stock received by UNITRIN in the Recapitalization and shall be after the consummation of the Recapitalization on the day on which the Recapitalization occurs.

                 (s) "DGCL" shall mean the General Corporation Law of the State of Delaware.

                 (t) "Distribution" shall have the meaning set forth in the recitals hereto.

                 (u) "Distribution Agent" shall mean the distribution agent selected by UNITRIN to effect the Distribution, which shall be C-W's stock transfer agent.

                 (v) "Distribution Date" shall mean the date determined by the Board of Directors of UNITRIN for the mailing of certificates of Class B Common Stock to stockholders of UNITRIN in the Distribution. The Distribution Date shall be a date as soon as practicable following the Declaration Date and shall be the day on which the Recapitalization occurs.

                 (w) "Distribution Record Date" shall mean the date determined by the Board of Directors of UNITRIN as the record date for the determination of the holders of record of UNITRIN Common Stock entitled to receive shares of Class B Common Stock in the Distribution.

                 (x) "Established Liability" shall mean, with respect to each UNITRIN stockholder, the amount of Tax Liability (including interest and penalties) resulting from the Distribution, as evidenced by (a) an amended tax return of such UNITRIN stockholder reflecting the amount of such Tax Liability, together with proof of payment of such amount, or (b) a deficiency notice received by such UNITRIN stockholder from the IRS setting forth the amount of such Tax Liability, together with proof of payment of such amount.

                 (y) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.


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                 (z) "Form 8-A" shall mean a C-W registration statement on
Form 8-A pursuant to which the Class B Common Stock shall be registered under the Exchange Act, including all amendments thereto.

                 (aa) "Governmental Authority" shall mean any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

                 (bb) "Governance Amendments" shall have the meaning set forth in the Recapitalization Agreement.

                 (cc) "HSR Act" shall have the meaning set forth in Section 2.3(a)(iii).

                 (dd) "Indemnifying Party" shall have the meaning set forth in Section 3.3.

                 (ee) "Indemnitee" shall have the meaning set forth in
Section 3.3.

                 (ff) "IRS" shall mean the Internal Revenue Service.

                 (gg) "IRS Ruling" shall have the meaning set forth in
Section 2.1(b)(i).

                 (hh) "Liabilities" shall mean any and all losses, claims, charges, debts, demands, actions, causes of action, suits, damages, obligations, payments, costs and expenses, sums of money, accounts, reckonings, bonds, specialties, indemnities and similar obligations, exonerations, covenants, contracts, controversies, agreements, promises, omissions, variances, guarantees, make whole agreements and similar obligations, and other liabilities, including all contractual obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and including those arising under any law, rule, regulation, Action, threatened or contemplated Action (including the costs and expenses of demands, assessments, judgments, settlements and compromises relating thereto and attorneys' fees and any and all costs and expenses, whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened or contemplated Actions), order or consent decree of any governmental or other regulatory or administrative agency, body or commission or any award of any arbitrator or


                                     6


mediator of any kind, and those arising under any contract, commitment or undertaking, including those arising under this Agreement or the Recapitalization Agreement, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any person.

                 (ii) "Material Adverse Effect" shall mean, with respect to any Person, any change, effect, event, occurrence or development that is, individually or in the aggregate, materially adverse to the business, operations, assets, liabilities, condition (financial or otherwise), results of operations or prospects of such Person.

                 (jj) "Merger" shall have the meaning set forth in the recitals hereto.

                 (kk) "NYSE" shall mean the New York Stock Exchange, Inc.

                 (ll) "NYSE Listing Application" shall mean the application to be submitted by C-W to the NYSE for the listing of the Class B Common Stock.

                 (mm) "Person" shall mean any natural person, Business Entity, corporation, business trust, joint venture, association, company, partnership, other entity or government, or any agency or political subdivision thereof.

                 (nn) "Proxy Statement" shall have the meaning set forth in the Recapitalization Agreement.

                 (oo) "Recapitalization" shall have the meaning set forth in the recitals hereto.

                 (pp) "Recapitalization Agreement" shall have the meaning set forth in the recitals hereto.

                 (qq) "Required Consents" shall have the meaning set forth in Section 4.5.

                 (rr) "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                 (ss) "Subsidiary" shall mean any corporation, limited liability company, partnership or other entity of which another entity (i) owns,


                                     7


directly or indirectly, ownership interests sufficient to elect a majority of the Board of Directors (or persons performing similar functions) (irrespective of whether at the time any other class or classes of ownership interests of such corporation, partnership or other entity shall or might have such voting power upon the occurrence of any contingency) or
(ii) is a general partner or an entity performing similar functions (e.g., a trustee).

                 (tt) "Tax" or "Taxes" shall mean taxes of any kind, levies or other like assessments, customs, duties, imposts, charges or fees, including income, gross receipts, ad valorem, value added, excise, real or personal property, asset, sales, use, license, payroll, transaction, capital, net worth and franchise taxes, withholding, employment, social security, workers compensation, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes or other governmental taxes imposed or payable to the United States, or any state, county, local or foreign government or subdivision or agency thereof, and in each instance such term shall include any interest, penalties, additions to tax or additional amounts attributable to any such tax.

                 (uu) "Tax Claim" shall have the meaning set forth in
Section 3.3.

                 (vv) "Third Party Claim" shall have the meaning set forth in Section 3.3.

                 (ww) "UNITRIN Business" shall mean each and every business (except for the C-W Business) conducted at any time prior to, on or after the Distribution Date by UNITRIN or any current, former or future Subsidiary of UNITRIN (it being understood that the foregoing does not include C-W and its Subsidiaries) or any Business Entity controlled by UNITRIN (it being understood that the foregoing does not include C-W and its Subsidiaries), whether or not such Subsidiary is a Subsidiary of UNITRIN or such Business Entity is controlled by UNITRIN on the date hereof.

                 (xx) "UNITRIN Common Stock" shall have the meaning set forth in the recitals hereto.

                 (yy) "UNITRIN Group" shall mean UNITRIN and each Person (other than any member of the C-W Group) that is a Subsidiary or Affiliate of UNITRIN immediately prior to the Distribution Date.


                                     8


                 (zz) "UNITRIN Indemnitees" shall mean UNITRIN, each member of the UNITRIN Group, each of their respective present and former directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing, except C-W Indemnitees who would not otherwise be an UNITRIN Indemnitee.

                 (aaa) "UNITRIN Liabilities" shall mean, collectively, any and all Liabilities whatsoever that arise out of, result from or are related to the operation of the UNITRIN Business or the ownership of the assets of the UNITRIN Business by UNITRIN, any predecessor entity of UNITRIN (and all predecessors thereto) or any Subsidiary of or Business Entity controlled by any such predecessor, any current, former or future Subsidiary of UNITRIN or any Business Entity controlled by UNITRIN (it being understood that the foregoing does not include C-W and its Subsidiaries), whether such Liabilities arise before, on or after the Distribution Date and whether known or unknown, fixed or contingent, and shall include, without limitation:

                      (i) any Liabilities for a breach by UNITRIN of any
                 representation, warranty or covenant herein or in the Recapitalization Agreement; and

                      (ii) any and all Liabilities which C-W incurs as a
                 result of, and to the extent resulting from, information provided by UNITRIN relating to UNITRIN for inclusion in the Proxy Statement (or any amendment thereto), any other solicitation materials or any oral solicitation of proxies or any report or document filed by C-W with the Commission.

      Section 1.2 References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The words "include", "includes" and "including" when used in this Agreement shall be deemed to be followed by the phrase "without limitation". Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words "hereof", "hereby" and "herein" and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement.


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                                ARTICLE II
         DISTRIBUTION AND OTHER TRANSACTIONS; CERTAIN COVENANTS AND
                      REPRESENTATIONS AND WARRANTIES

      Section 2.1 The Distribution and Other Transactions.

                 (a) The Distribution. Subject to the conditions set forth in Section 2.1(b) of this Agreement, on the Declaration Date, the Board of Directors of UNITRIN shall irrevocably declare the Distribution upon the terms set forth in this Agreement. The declaration and the payment of the Distribution shall be conditioned upon and subject to the consummation of the Recapitalization, and the payment of the Distribution shall consist of the shares of Class B Common Stock received by UNITRIN in the Recapitalization, it being understood that the Distribution will occur after, but on the same date as, the filing of the Certificate of Merger. To effect the Distribution, UNITRIN shall cause the Distribution Agent to distribute, on the Distribution Date, on a pro rata basis and taking into account Section 2.1(c), to the holders of record of UNITRIN Common Stock on the Distribution Record Date, the certificates representing the shares of Class B Common Stock received by UNITRIN in the Recapitalization. During the period commencing on the date the certificates representing shares of Class B Common Stock are delivered to the Distribution Agent and ending upon the date(s) on which certificates evidencing such shares are mailed to holders of record of UNITRIN Common Stock on the Distribution Record Date or on which fractional shares of Class B Common Stock are sold on behalf of such holders, the Distribution Agent shall hold the certificates representing shares of Class B Common Stock on behalf of such holders. UNITRIN shall deliver to the Distribution Agent the share certificates representing the shares of Class B Common Stock held by UNITRIN. UNITRIN shall enter into an agreement with the Distribution Agent in connection with the foregoing, and shall agree, among other things, to reimburse the Distribution Agent for its reasonable costs, expenses and fees in connection with the Distribution. C-W agrees, if requested by UNITRIN, to provide such number of certificates evidencing shares of Class B Common Stock that UNITRIN shall reasonably require in order to effect the Distribution.

                 (b) Conditions to the Declaration and Distribution. The UNITRIN Board of Directors shall irrevocably declare the Distribution, and cause the Distribution to be effected on the Distribution Date, as soon as reasonably practicable following the satisfaction or waiver, as determined by UNITRIN in its sole discretion, of the conditions set forth below (which conditions must be satisfied or waived on or prior to the Declaration Date unless any such condition by its terms


                                    10


can only be satisfied after the Declaration Date in which case such condition must be satisfied or waived on or prior to the Distribution
Date):

                      (i) the private letter ruling requested from the IRS
                 providing that, among other things, the Recapitalization and the Distribution will qualify, to the extent set forth therein, as tax-free transactions for federal income tax purposes under Sections 354 and 355 of the Code, respectively (the "IRS Ruling") shall have been issued and shall continue in effect, such ruling shall be in form and substance satisfactory to UNITRIN in its sole discretion, and C-W shall have complied with all provisions set forth in the IRS Ruling that are required to be complied with prior to the Declaration Date and the Distribution Date;

                      (ii) no event outside the control of UNITRIN shall
                 have occurred or failed to occur that prevents the lawful consummation of the Distribution;

                      (iii) the transactions contemplated hereby and by the
                 Recapitalization Agreement shall be in compliance in all material respects with applicable federal and state securities and other applicable laws;

                      (iv) each of C-W and UNITRIN shall have received all
                 the Required Consents;

                      (v) all conditions to the Recapitalization (including
                 those set forth in Article 4 of the Recapitalization Agreement) (other than, in the case of the declaration, the declaration and consummation of the Distribution) shall have been satisfied or waived by the applicable party, in the case of the declaration, no circumstances shall exist that would reasonably be expected to prevent the consummation of the Recapitalization immediately prior to the Distribution and, in the case of the Distribution, the Recapitalization shall have been consummated;


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                      (vi) The Cash Dividend (as defined below) shall have
                 been declared by the Board of Directors of C-W substantially simultaneously with the declaration of the Distribution and no circumstances shall exist that would reasonably be expected to prevent prompt payment of the Cash Dividend;

                      (vii) the Form 8-A shall have been filed with the
                 Commission;

                      (viii) the Class B Common Stock shall have been
                 approved for listing on the NYSE, subject to official notice of issuance;

                      (ix) each of the representations and warranties
                 (other than the representation and warranty set forth in Section 2.3(a)(v) of this Agreement) of C-W set forth in this Agreement and the Recapitalization Agreement that are qualified as to materiality shall be true and correct, and any such representations and warranties that are not so qualified shall be true and correct in all material respects, as of the Declaration Date and the Distribution Date and UNITRIN shall have received a certificate of the chief executive officer of C-W as to the foregoing;

                      (x) C-W shall have performed or complied in all
                 material respects with all agreements and covenants required to be performed by it under this Agreement and the Recapitalization Agreement at or prior to the Declaration Date or, if applicable, the Distribution Date and UNITRIN shall have received a certificate of the chief executive officer of C-W as to the foregoing; and

                      (xi) all actions and other documents and instruments
                 reasonably necessary in connection with the transactions contemplated hereby and by the Recapitalization Agreement shall have been taken or executed, as the case may be, in form and substance reasonably satisfactory to UNITRIN.

The foregoing conditions are for the sole benefit of UNITRIN and shall not give rise to or create any duty on the part of UNITRIN to waive or not waive any such condition.

                 (c) Sale of Fractional Shares. UNITRIN shall appoint the Distribution Agent as agent for each holder of record of UNITRIN Common Stock who would otherwise be entitled to receive in the Distribution any fractional share of Class B Common Stock. The Distribution Agent shall aggregate all such fractional shares and sell them in an orderly manner as soon as practicable after the Distribution Date in the open market and, after completion of such sales, distribute a pro rata portion of the net proceeds from such sales, based upon the gross selling price of all such fractional shares net of all selling expenses, to each stockholder of UNITRIN who would otherwise have received a fractional share. UNITRIN shall reimburse the Distribution Agent for its reasonable costs, expenses and fees (other than selling expenses) in connection with the sale of fractional shares of Class B Common Stock and the distribution of the proceeds thereof in accordance with this Section 2.1(c).

                 (d) Special Dividend. (i) Subject to the conditions set forth in clause (ii) below, on the Declaration Date, the Board of Directors of C-W shall declare a pro rata cash dividend (the "Cash Dividend") in the amount of $.25 per share to all holders of record of Common Stock on the Cash Dividend Record Date. UNITRIN hereby waives, subject to completion of the Distribution, its right to receive its pro rata share of the Cash Dividend.

                      (ii) The obligation of the Board of Directors of C-W
                 to declare the Cash Dividend on the Declaration Date shall be conditioned upon the satisfaction of the conditions set forth in Section 2.1(b) hereof (other than the consummation of the Recapitalization and other than clause
                 (vi) thereof) and in Sections 4.1 and 4.2 of the Recapitalization Agreement.

                 (e) Other Actions.

                      (i) UNITRIN shall prepare and mail, at such time as
                 determined by UNITRIN, to the holders of UNITRIN Common Stock, such information concerning C-W, its business, operations and management, the Distribution and the tax consequences thereof and such other matters as UNITRIN shall reasonably determine or as may be required by law. UNITRIN shall give C-W and its counsel reasonably appropriate advance opportunity to review and comment upon such documents and shall consider in good faith any comments C-W timely delivers to UNITRIN with respect to such information. C-W agrees to cooperate with UNITRIN in the preparation of, and provide any information reasonably requested by UNITRIN for inclusion in, such mailing. C-W represents that all information provided to UNITRIN for such mailing shall be true and correct in all material respects. UNITRIN and C-W will prepare, and C-W will, to the extent required under applicable law, file with the Commission any such documentation, including any no action letters or other requests for interpretive or regulatory assistance, if any, which UNITRIN reasonably determines are necessary or desirable to effectuate the Distribution and the other transactions contemplated hereby and by the Recapitalization Agreement, and UNITRIN and C-W shall each use all reasonable efforts to obtain all necessary approvals from the Commission with respect thereto as soon as practicable.

                      (ii) UNITRIN and C-W shall take all such action as
                 may be necessary or appropriate under the securities or blue sky laws of the United States (and any comparable laws under any foreign jurisdiction) in connection with the Distribution and the other transactions contemplated hereby and by the Recapitalization Agreement.

                      (iii) C-W shall prepare and file, and shall use all
                 reasonable efforts to have approved, an application for the listing on the NYSE of the Class B Common Stock to be distributed in the Distribution, subject to official notice of issuance.

                      (iv) C-W shall prepare and file the Form 8-A (which
                 may include or incorporate by reference information contained in the Proxy Statement) with the Commission as promptly as practicable following the execution hereof, and shall use all reasonable efforts to cause the Form 8-A to become effective under the Exchange Act immediately following the consummation of the Recapitalization or as soon thereafter as practicable.

                      (v) On or prior to the Distribution Date, C-W shall,
                 from time to time as and to the extent reasonably requested by UNITRIN or requested by the IRS, provide any documentation, certifications or other information necessary to enable UNITRIN to obtain the IRS Ruling.

                      (vi) On or prior to the Distribution Date, each of
                 UNITRIN and C-W shall take those actions and consummate those other transactions in connection with the Distribution that are contemplated by the IRS Ruling, the ruling request therefor or any related submissions by UNITRIN to the IRS (which submissions C-W and its counsel shall be given the opportunity to review and comment upon in accordance with clause (viii) below).

                      (vii) In addition to those matters specifically set
                 forth above, UNITRIN and C-W also shall take all reasonable steps necessary and appropriate to cause the conditions set forth in Section 2.1(b) to be satisfied prior to the Distribution Date and to effect the Distribution on the Distribution Date and the Cash Dividend immediately prior to the Distribution on the Distribution Date.

                      (viii) UNITRIN will give C-W and its counsel
                 reasonably appropriate advance opportunity to review and comment upon filings to be made by UNITRIN with the Commission or the IRS with respect to the Distribution, this Agreement, the Recapitalization Agreement or any of the transactions contemplated hereby or thereby and shall consider in good faith any comments C-W timely delivers to UNITRIN with respect to such filing.

                      (ix) C-W will give UNITRIN and its counsel reasonably
                 appropriate advance opportunity to review and comment upon filings to be made by C-W with the Commission with respect to the Distribution, this Agreement, the Recapitalization Agreement and any of the transactions contemplated hereby or thereby and shall consider in good faith any comments UNITRIN timely delivers to C-W with respect to such filing.

                      (x) Prior to the Distribution Date, C-W shall not
                 amend, and the C-W Board of Directors shall not approve any amendment to, C-W's Restated Certificate of Incorporation or By-Laws, other than the Governance Amendments and the amendments to be effected upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in connection with the Recapitalization and in accordance with the terms of the Recapitalization Agreement.

                      (xi) UNITRIN agrees to be present, and agrees to
                 cause Merger Sub, as applicable, to be present, in person or by proxy at each and every stockholders meeting of C-W at which the Recapitalization and the Governance Amendments are submitted to the stockholders of C-W for consideration at such meeting, and to vote, or cause to be voted, all shares of Common Stock owned directly or indirectly by it and its Subsidiaries in favor of the Recapitalization and each of the Governance Amendments and similarly to execute any written consent submitted by stockholders of C-W in favor of the Recapitalization and each of the Governance Amendments; provided that the Governance Amendments are to become effective solely upon the effectiveness of the Merger.

                      (xii) On or prior to the Distribution Date, each of
                 UNITRIN and C-W, as the case may be, shall, from time to time and to the extent reasonably requested by the other, provide any documentation, certifications or other information to make required filings in connection with the transactions contemplated by this Agreement and the Recapitalization Agreement.

        Section 2.2  Declaration Date and Distribution Date; Further
Assurances.

                 (a) The parties agree that the Declaration Date and the Distribution Date, as applicable, shall occur as soon as reasonably practicable following the satisfaction or waiver of the conditions set forth in Section 2.1(b) hereof. The parties shall cause their respective Boards of Directors to meet on the Declaration Date and each shall take such corporate action at such meeting as shall be required to effect the transactions contemplated hereby and by the Recapitalization Agreement. As soon as reasonably practicable and in no event more than 10 days following such meeting, C-W shall take all actions required to consummate the Recapitalization in accordance with the terms of the Recapitalization Agreement, including the filing of the Certificate of Merger with the Secretary of State of the State of Delaware on the Distribution Date.

                 (b) Subject to each of C-W's and UNITRIN's right to terminate this Agreement in accordance with Section 5.10, in case at any time after the date hereof any further action is reasonably necessary or desirable to carry out the Distribution, the Recapitalization or any other purpose of this Agreement or the Recapitalization Agreement, the proper officers of each party to this Agreement shall take all such necessary action. Without limiting the foregoing, UNITRIN and C-W shall use all reasonable efforts promptly to obtain the IRS Ruling and all consents and approvals, to enter into all amendatory agreements and to make all filings and applications that may be required for the consummation of the transactions contemplated by this Agreement and the Recapitalization Agreement, including all applicable governmental and regulatory filings.

      Section 2.3  Representations and Warranties.

                 (a) C-W hereby represents and warrants to UNITRIN as follows:

                      (i) Organization; Good Standing. C-W is a corporation
                 duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate power required to consummate the transactions contemplated hereby and by the Recapitalization Agreement.

                      (ii) Authorization. The execution, delivery and
                 performance by C-W of this Agreement and the Recapitalization Agreement and the consummation by C-W of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of C-W, other than the adoption of the Recapitalization Agreement and the approval of each of the Governance Amendments by the stockholders of C-W. Each of this Agreement and the Recapitalization Agreement constitutes, and each other agreement or instrument executed and delivered or to be executed and delivered by C-W pursuant to this Agreement or the Recapitalization Agreement will, upon such execution and delivery, constitute, a legal, valid and binding obligation of C-W, enforceable against C-W in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, and general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

                      (iii) Consents and Filings. Except (A) for the filing
                 of the Certificate of Merger in connection with the Recapitalization and any other filings required to be made with the Secretary of State of the State of Delaware, (B) for the NYSE Listing Application and any filings in connection therewith, (C) as required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and (D) for the filing of the Proxy

                 Statement, the Form 8-A and any other reports or documents required to be filed under the Exchange Act, no material consent of, or filing with, any Governmental Authority which has not been obtained or made is required to be obtained or made by C-W for or in connection with the execution and delivery of this Agreement or the Recapitalization Agreement by C-W, and the consummation by C-W of the transactions contemplated hereby or thereby.

                      (iv) Noncontravention. Except in the case of any
                 consents that will be obtained prior to the Distribution Date, the execution, delivery and performance of this Agreement and the Recapitalization Agreement by C-W does not, and the consummation by C-W of the transactions contemplated hereby and thereby will not, (A) violate any applicable federal, state or local statute, law, rule or regulation, (B) violate any provision of the Restated Certificate of Incorporation or By-Laws of C-W or (C) violate any provision of, or result in the termination or acceleration of, or entitle any party to accelerate any obligation or indebtedness under, any mortgage, lease, franchise, license, permit, agreement, instrument, law, order, arbitration award, judgment or decree to which C-W or any of its Subsidiaries is a party or by which any of them are bound, except for, in the case of clause (C) above, such violations that, individually or in the aggregate, would not (I) result in a Material Adverse Effect with respect to C-W or (II) reasonably be expected to have a material adverse effect on C-W's ability to consummate the transactions contemplated by this Agreement or the Recapitalization Agreement.

                      (v) Litigation. There are no actions or suits against
                 C-W pending, or to the knowledge of C-W, threatened which seek to, and C-W is not subject to any judgments, decrees or orders which, enjoin or rescind the transactions contemplated by this Agreement or the Recapitalization Agreement or otherwise prevent C-W from complying with the terms and provisions of this Agreement or the Recapitalization Agreement.

                      (vi) Change of Control Adjustments. Neither the
                 Recapitalization nor the Distribution or any of the other transactions contemplated hereby or by the Recapitalization Agreement will (A) constitute a "change of control" or otherwise result in the increase or acceleration of any benefits, including to employees of C-W, under any agreement to which C-W or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or (B) result in any adjustment of the number of shares subject to, or the terms of, including exercise price, any outstanding employee stock options of C-W.

                      (vii) Certain Transactions. Except for transactions
                 that are described in Schedule 2.3(a)(vii), neither C-W nor any other member of the C-W Group has engaged, nor will engage, in any transaction or taken, or will take, any other action, or engaged, or will engage, in any negotiations or discussions, involving or relating to the issuance of stock of C-W or options, warrants or other rights to acquire stock of C-W (other than compensatory stock plan issuances). None of the transactions or other actions, negotiations or discussions described in Schedule 2.3(a)(vii) were undertaken by C-W in contemplation of the Distribution or are related to the Distribution.

                (b) UNITRIN hereby represents and warrants to C-W as follows:

                      (i) Organization; Good Standing. UNITRIN is a
                 corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate power required to consummate the transactions contemplated hereby and by the Recapitalization Agreement.

                      (ii) Authorization. The execution, delivery and
                 performance by UNITRIN of this Agreement and the Recapitalization Agreement and the consummation by UNITRIN of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of UNITRIN, other than the formal declaration of the Distribution. Each of this Agreement and the Recapitalization Agreement constitutes, and each other agreement or instrument executed and delivered or to be executed and delivered by UNITRIN pursuant to this Agreement or the Recapitalization Agreement will, upon such execution and delivery, constitute, a legal, valid and binding obligation of UNITRIN, enforceable against UNITRIN in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, and general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

                      (iii) Consents and Filings. Except (A) for the filing
                 of the Certificate of Merger in connection with the Recapitalization and any other filings required to be made with the Secretary of State of the State of Delaware, (B) as required under the HSR Act and (C) for any reports or documents required to be filed under the Exchange Act, no material consent of, or filing with, any Governmental Authority which has not been obtained or made is required to be obtained or made by UNITRIN for or in connection with the execution and delivery of this Agreement or the Recapitalization Agreement by UNITRIN, and the consummation by UNITRIN of the transactions contemplated hereby or thereby.

                      (iv) Noncontravention. Except in the case of consents
                 that will be obtained on or prior to the Distribution Date, the execution, delivery and performance of this Agreement and the Recapitalization Agreement by UNITRIN does not, and the consummation by UNITRIN of the transactions contemplated hereby and thereby will not, (A) violate any applicable federal, state or local statute, law, rule or regulation, (B) violate any provision of the Certificate of Incorporation or By-Laws of UNITRIN or (C) violate any provision of, or result in the termination or acceleration of, or entitle any party to accelerate any obligation or indebtedness under, any mortgage, lease, franchise, license, permit, agreement, instrument, law, order, arbitration award, judgment or decree to which UNITRIN or any of its Subsidiaries is a party or by which any of them are bound, except for, in the case of clause
                 (C) above, such violations that, individually or in the aggregate, would not (I) result in a Material Adverse Effect with respect to UNITRIN or (II) reasonably be expected to have a material adverse effect on UNITRIN's ability to consummate the transactions contemplated by this Agreement or the Recapitalization Agreement.

                      (v) Litigation. There are no actions or suits against
                 UNITRIN pending, or to the knowledge of UNITRIN, threatened which seek to, and UNITRIN is not subject to any judgments, decrees or orders which, enjoin or rescind the transactions contemplated by this Agreement or the Recapitalization Agreement or otherwise prevent UNITRIN from complying with the terms and provisions of this Agreement or the Recapitalization Agreement.

                      (vi) Plan or Series of Related Transactions. As of
                 the date hereof, there is not, and as of the Distribution Date, there will not be (except as permitted pursuant to Section 4.3 hereof and disclosed to C-W in accordance with the terms of Section 4.3 and except for the contemplated Distribution), any agreement, understanding, arrangement or substantial negotiations involving UNITRIN and concerning the acquisition by any party or parties of C-W or UNITRIN'S interest in C-W.

       Section 2.4   Certain Post-Distribution Transactions.

                 (a) (i) C-W and UNITRIN shall each comply with, and shall cause its Subsidiaries to comply with, and otherwise not take, and prevent any of its Subsidiaries from taking, during the relevant time period, any action inconsistent with any representation made by such respective party to the IRS in connection with the request by UNITRIN for the IRS Ruling, and (ii) until two years after the Distribution Date, C-W will maintain its status as a company engaged in the active conduct of a trade or business, as defined in Section 355(b) of the Code.

                 (b) C-W agrees that (i) prior to the two year anniversary of the Distribution Date, it shall not (A) merge or consolidate with or into any other corporation, (B) liquidate or partially liquidate, (C) sell or transfer all or substantially all of its assets (within the meaning of Rev. Proc. 77-37, 1977-2 C.B. 568) in a single transaction or series of transactions, (D) redeem or otherwise repurchase any C-W stock (other than as described in Section 4.05(1)(b) of Rev. Proc. 96-30, 1996-1 C.B. 696), or (E) take any other action or actions (other than the adoption of a stockholder rights plan in customary form) (including the issuance of options to acquire stock of C-W or securities that are convertible into stock of C-W) which in the aggregate (not taking into account the Recapitalization) would have the effect of causing or permitting one or more persons to acquire directly or indirectly stock representing a 50 percent or greater interest (within the meaning of Section 355(e) of the Code) in C-W, and (ii) prior to the five year anniversary of the Distribution Date, it shall not initiate or support, or permit its stockholders to vote on, any action that would in any way alter the ability of the holders of the Class B Common Stock to (A) elect at least 80% of the members of the Board of Directors of C-W (to the extent, and in the manner set forth in, the Restated Certificate of Incorporation and By-Laws of C-W, as in effect immediately after the consummation of the Recapitalization) or (B) otherwise possess at least 80% of the total combined voting power of all classes of C-W stock entitled to vote (as described in Section 368(c) of the Code), unless prior to taking any such action set forth in the foregoing clauses (i) and (ii), at the election of UNITRIN, either C-W has obtained (and provided to UNITRIN) a written opinion in form and substance reasonably acceptable to UNITRIN of a nationally recognized law firm reasonably acceptable to UNITRIN and C-W, or UNITRIN has obtained (at the expense of C-W) a supplemental ruling from the IRS, that such action or actions will not result in (1) the Distribution failing to qualify under Section 355(a) of the Code or (2) the C-W shares failing to qualify as qualified property for purposes of Section 355(c)(2) of the Code by reason of Section 355(e) of the Code. UNITRIN agrees to cooperate with C-W in obtaining such opinion or, as the case may be, to use all reasonable efforts in obtaining any such supplemental ruling, including, where appropriate, by providing written representations as to factual events that transpired prior to the Distribution Date.

                                ARTICLE III
                              INDEMNIFICATION

       Section 3.1  Indemnification by C-W.

                 (a) C-W shall, to the fullest extent permitted by law, indemnify, defend and hold harmless the UNITRIN Indemnitees from and against any and all C-W Liabilities or third party allegations of C-W Liabilities.

                 (b) C-W shall, to the fullest extent permitted by law, indemnify, defend and hold harmless (i) UNITRIN, (ii) each member of the consolidated group of corporations of which UNITRIN is the common parent corporation (within the meaning of Section 1504 of the Code) and (iii) each direct or indirect Subsidiary of UNITRIN (each Person referred to in clauses (ii) and (iii), a "UNITRIN Member") from and against (A) any actual Liability of UNITRIN or any UNITRIN Member (including any actual Liability for Taxes to the extent that, in the absence of any Liability for Taxes resulting from a determination that the Distribution fails to qualify under
Section 355(a) of the Code or that the C-W shares fail to qualify as qualified property for purposes of Section 355(c)(2) of the Code by reason of Section 355(e) of the Code, such Liability would otherwise have been reduced or eliminated by a net operating loss deduction (within the meaning of Section 172 of the Code and the Treasury regulations thereunder)), and
(B) any

Established Liability of any stockholder of UNITRIN (it being understood that any Established Liability of any stockholder of UNITRIN shall be deemed to be an actual Liability of UNITRIN for purposes of determining C-W's indemnification obligation hereunder, regardless of whether such stockholder actually has or pursues a valid claim for such Established Liability against UNITRIN), in each case arising from any inaccuracy in, or failure by C-W to comply with, any representation or undertaking made by C-W to the IRS in connection with the request by UNITRIN for the IRS Ruling (other than any representation or undertaking (express or otherwise) contained in Part III.B of UNITRIN's letter request for the IRS Ruling) (referred to herein as a "C-W Failure" (it being understood that a Clause
(d) Failure (as defined below) shall not constitute a C-W Failure for purposes of this Article 3)); provided, however, that, notwithstanding the foregoing, C-W shall not indemnify UNITRIN or any UNITRIN Member for any Liability or Established Liability that results solely from a UNITRIN Failure (as defined in Section 3.2(b) hereof) (except to the extent that any such UNITRIN Failure is in respect of a representation based in whole or in part upon information provided by C-W); and provided, further, that if any Liability or Established Liability described in this clause (b) arises as a result of both a C-W Failure and a UNITRIN failure, and each such failure is an independent cause of such Liability or Established Liability, then C-W and UNITRIN shall allocate such Liability or Established Liability between themselves in such proportion as is appropriate to reflect the relative fault of C-W on the one hand and UNITRIN on the other with respect to such Liability or Established Liability.

                 (c) If C-W (or any of its Subsidiaries) fails to comply with any of its obligations under Section 2.4(a) or (b) above or takes any action or fails to take any action, and such failure to comply, action or omission contributes to a determination that the Distribution fails to qualify under Section 355(a) of the Code or that the C-W shares fail to qualify as qualified property for purposes of Section 355(c)(2) of the Code by reason of Section 355(e) of the Code (each a "355 Failure" (it being understood that a Clause (d) Failure shall not constitute a 355 Failure for purposes of this Article 3)), then C-W shall, to the fullest extent permitted by law, indemnify, defend and hold harmless UNITRIN and each UNITRIN Member from and against (i) any and all federal, state and local Taxes, including any interest, penalties or additions to Tax, imposed upon or incurred by UNITRIN and any UNITRIN Member and (ii) any Established Liability of any stockholder of UNITRIN (it being understood that any Established Liability of any stockholder of UNITRIN shall be deemed to be a UNITRIN Tax Liability (as defined below) for purposes of determining C-W's indemnification obligation hereunder, regardless of whether such stockholder actually has or pursues a valid claim for such Established Liability against UNITRIN), in each case as a result of the failure of the Distribution to qualify under Section 355(a) of the Code or the application of Section 355(e) (any such Tax, interest, penalty or addition to Tax, together with any such Established Liability, a "UNITRIN Tax Liability"); provided, however, that, notwithstanding the foregoing, C-W shall not indemnify UNITRIN or any UNITRIN Member for any UNITRIN Tax Liability that results solely from a UNITRIN Failure (except to the extent that any such UNITRIN Failure is in respect of a representation based in whole or in part upon information provided by C-W); and provided, further, that if any UNITRIN Tax Liability described in this clause (c) arises as a result of both a 355 Failure and a UNITRIN Failure, and each such failure is an independent cause of such UNITRIN Tax Liability, then C-W and UNITRIN shall allocate such UNITRIN Tax Liability between themselves in such proportion as is appropriate to reflect the relative fault of C-W on the one hand and UNITRIN on the other with respect to such UNITRIN Tax Liability.

                 (d) Notwithstanding any other provision of this Agreement:

                      (i) C-W shall not be required to indemnify and hold
                 harmless, and shall have no liability to, UNITRIN or any UNITRIN Member for any UNITRIN Tax Liability that would not have been imposed or incurred but for the increase in UNITRIN's voting power with respect to Common Stock as a result of the Recapitalization; and

                      (ii) Subject to the proviso hereto, C-W shall be
                 entitled to rely without limitation on any representations made by UNITRIN in (A) Section 2.3(b)(vi) hereof or (B) its letter request for the IRS Ruling with respect to sales by UNITRIN stockholders of stock or securities of UNITRIN or C-W, and in the event that any such representations are not true, correct and complete in all respects, subject to the proviso hereto, C-W shall not indemnify UNITRIN or any UNITRIN Member for any UNITRIN Tax Liability that would not have been incurred but for the failure of any such representations to be true, correct and complete in all respects; provided, however, that C-W shall not be entitled to rely on, and will not be relieved of its indemnification obligations hereunder as a result of inaccuracies or failures in, or incompleteness of, the representations made by UNITRIN in its letter request for the IRS Ruling with respect to sales by UNITRIN stockholders of stock or securities of UNITRIN or C-W if, before taking or failing to take any action, C-W has actual knowledge of any such inaccuracy, failure or incompleteness.

The exceptions to C-W's indemnification obligations hereunder that are referred to in subclauses (i) and (ii) of this clause (d) are referred to herein as "Clause (d) Failures."

                 (e) Any indemnity payment made by C-W pursuant to either clause (b) or (c) above shall be made on an after-tax basis, based on the actual tax position of UNITRIN, the UNITRIN Member or UNITRIN stockholder, as the case may be, in the taxable year such indemnity payment is received and taking into account the deductibility for federal income tax purposes of any state taxes. The aggregate amount to be paid by C-W pursuant to its indemnity obligations set forth in clauses (b), (c), (d), (e) and (f) of this Section 3.1 shall not exceed $135 million.

                 (f) In the event that C-W and UNITRIN are jointly liable under either clause (b) or (c) above, C-W shall be required to indemnify and pay UNITRIN or a UNITRIN Member, with respect to an Established Liability of a UNITRIN stockholder, for C-W's proportionate share of such Established Liability (if any) only if, and to the extent that, UNITRIN shall have agreed (in form reasonably satisfactory to C-W) to pay such UNITRIN stockholder for UNITRIN's proportionate share of such Established Liability. In the event that UNITRIN does not actually pay such UNITRIN stockholder for UNITRIN's proportionate share of such Established Liability, then UNITRIN will reimburse C-W for any amounts paid by C-W to UNITRIN in respect of C-W's proportionate share of such Established Liability.

      Section 3.2  Indemnification by UNITRIN.

                 (a) UNITRIN shall, to the fullest extent permitted by law, indemnify, defend and hold harmless the C-W Indemnitees from and against any and all UNITRIN Liabilities or third party allegations of UNITRIN Liabilities.

                 (b) UNITRIN shall, to the fullest extent permitted by law, indemnify, defend and hold harmless C-W and each member of the consolidated group of corporations of which C-W is the common parent corporation (within the meaning of Section 1504 of the Code) (each a C-W Member") from and against any actual Liability of C-W or any C-W Member arising from any inaccuracy in, or failure by UNITRIN to comply with, any representation or undertaking made by UNITRIN to the IRS in connection with the request by UNITRIN for the IRS Ruling or pursuant to Section 2.3(b)(vi) hereof (referred to herein as a "UNITRIN Failure"); provided, however, that, notwithstanding the foregoing, UNITRIN shall not indemnify C-W or any C-W Member for any liability that results solely from a C-W Failure or a 355 Failure (except to the extent that any such failure is in respect of a representation based in whole or in part upon information provided by UNITRIN); and provided, further, that if any Liability described in this clause (b) arises as a result of both a UNITRIN Failure and a C-W Failure and/or a 355 Failure, and each such failure is an independent cause of such Liability, then UNITRIN and C-W shall allocate such Liability between themselves in such proportion as is appropriate to reflect the relative fault of UNITRIN on the one hand and C-W on the other with respect to such Liability.

      Section 3.3 Treatment of Payments. UNITRIN agrees to consider in good faith treating for federal income tax purposes any indemnity payments it receives pursuant to this Agreement as payments to which Section 301 of the Code applies.

      Section 3.4 Procedures for Indemnification. (a) If (i) a claim or demand is made against C-W, any C-W Indemnitee, any C-W Member, UNITRIN, any UNITRIN Indemnitee or any UNITRIN Member (each, an "Indemnitee") by any person who is not a party to this Agreement (each a "Third Party Claim") as to which such Indemnitee is entitled to indemnification pursuant to this Agreement, such Indemnitee shall notify the party which is or may be required pursuant to the terms hereof to make such indemnification (the "Indemnifying Party") in writing, and in reasonable detail, of the Third Party Claim promptly (and in any event within 15 business days) after receipt by such Indemnitee of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly (and in any event within five business days) after the Indemnitee's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim.

                  If a Third Party Claim is made against an Indemnitee with respect to which a claim for indemnification is made pursuant to Section
3.1 or Section 3.2 hereof, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses and acknowledges in writing its obligation to indemnify the Indemnitee therefor, to assume the defense thereof with counsel selected by the Indemnifying Party; provided that such counsel is not reasonably objected to by the

Indemnitee. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall, within 30 days (or sooner if the nature of the Third Party Claim so requires), notify the Indemnitee of its intent to do so, and the Indemnifying Party shall thereafter not be liable to the Indemnitee for legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, that such Indemnitee shall have the right to employ counsel to represent such Indemnitee if, in such Indemnitee's reasonable judgment, a conflict of interest between such Indemnitee and such Indemnifying Party exists in respect of such claim which would make representation of both such parties by one counsel inappropriate, and in such event the reasonable fees and expenses of such separate counsel shall be paid by such Indemnifying Party. If the Indemnifying Party assumes such defense, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, subject to the proviso of the preceding sentence, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnitee for any period during which the Indemnifying Party has failed to assume the defense thereof. If the Indemnifying Party so elects to assume the defense of any Third Party Claim, all of the Indemnitees shall cooperate with the Indemnifying Party in the defense or prosecution thereof, including by providing or causing to be provided, records and witnesses as soon as reasonably practicable after receiving any request therefor from or on behalf of the Indemnifying Party.

                  Unless otherwise required by law, in no event will an Indemnitee admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the Indemnifying Party's prior written consent (which will not be unreasonably withheld); provided, however, that the Indemnitee shall have the right to settle, compromise or discharge such Third Party Claim without the consent of the Indemnifying Party if the Indemnitee releases the Indemnifying Party from its indemnification obligation hereunder with respect to such Third Party Claim and such settlement, compromise or discharge would not otherwise adversely affect the Indemnifying Party. If the Indemnifying Party acknowledges in writing liability for a Third Party Claim (as between the Indemnifying Party and the Indemnitee), the Indemnifying Party shall be permitted to enter into, and the Indemnitee will agree to, any settlement, compromise or discharge of a Third Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim and releases the Indemnitee completely in connection with such Third Party Claim and that would not otherwise adversely affect the Indemnitee;

provided, however, that the Indemnitee may refuse to agree to any such settlement, compromise or discharge if the Indemnitee agrees that the Indemnifying Party's indemnification obligation with respect to such Third Party Claim shall not exceed the amount that would be required to be paid by or on behalf of the Indemnifying Party in connection with such settlement, compromise or discharge; and provided further that the Indemnifying Party shall not agree to any other settlement, compromise or discharge of a Third Party Claim not described above without the prior written consent of the Indemnitee, such consent not to be unreasonably withheld. If an Indemnifying Party elects not to assume the defense of a Third Party Claim, or fails to notify an Indemnitee of its election to do so as provided herein, such Indemnitee may compromise, settle or defend such Third Party Claim. In such case, the Indemnifying Party shall be responsible for the cost of such compromise, settlement or defense.

                  Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the Indemnitee in defending such Third Party Claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnitee which the Indemnitee reasonably determines, after conferring with its counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Third Party Claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages.

                 (a) In the event any Tax Claim (as defined below) is disposed of pursuant to the provisions of this Section 3.4 or a Final Determination has been made in circumstances that give rise to a Tax Liability or an Established Liability on the part of UNITRIN, any UNITRIN Member or any UNITRIN stockholder, as the case may be, then C-W shall pay to UNITRIN all amounts in respect of any Tax Claim within twenty (20) business days after such Tax Claim is disposed of or such Final Determination has been made. For purposes of this Section 3.4(b), (i) "Tax Claim" shall mean any notice of deficiency, proposed adjustment, adjustment, assessment, audit, examination, suit, dispute or other written claim which is commenced or initiated against UNITRIN, any UNITRIN Member or any UNITRIN stockholder with respect to Taxes that are attributable to the Recapitalization or Distribution and which result from any act or acts of C-W or its Subsidiaries described in Section 2.4 of this Agreement or the breach by C-W of any representation or warranty set forth in this Agreement and (ii) "Final Determination" shall mean (1) the entry of a decision of a court of competent jurisdiction at such time as an appeal may no longer be taken from such decision or (2) the execution of a closing agreement or its equivalent between the particular taxpayer and the particular relevant taxing authority.

      Section 3.5  Remedies Not Exclusive. The remedies provided in this
Article 3 shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

      Section 3.6 Subrogation. In the event of payment by an Indemnifying Party to any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right or claim relating to such Third Party Claim. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

      Section 3.7  Indemnification Payments. Indemnification required by this
Article 3 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or loss, liability, claim, damage or expense is incurred.

                                ARTICLE IV
                                 COVENANTS

      Section 4.1   Access to Information.

                 (a) Other than in circumstances in which indemnification is sought pursuant to Article 3 (in which event the provisions of such Article will govern), from and after the Distribution Date, each of C-W and UNITRIN shall afford to the other and its authorized accountants, counsel and other designated representatives reasonable access during normal business hours, subject to appropriate restrictions for classified, privileged or confidential information, to the personnel, properties, books and records of such party and its Subsidiaries to the extent such access is reasonably required by the other party in order to perform its obligations under this Agreement or the Recapitalization Agreement or to comply with such party's financial, tax and other reporting obligations.

                 (b) A party providing information or access to information to the other party under this Article 4 shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses, as may be reasonably incurred in providing such information or access to information.

                 (c) For a period of two years following the Distribution Date, C-W shall provide to UNITRIN: (i) promptly following the date (the "Target Date"), as of which there has been an aggregate change in the outstanding equity or capital structure of C-W (measured during the period beginning on the Distribution Date and ending on the Target Date and not taking into account the Recapitalization or transfers of shares by C-W stockholders, unless C-W participates in such transfers or such transfers are reported on a Schedule 13D or 13G under the Exchange Act) that accounts for at least 10% of the total outstanding equity of C-W as of the Distribution Date written notice of such change and (ii) after the Target Date, reasonably detailed reports delivered promptly following the occurrence of each additional change or changes (if any) in the outstanding equity or capital structure of C-W that, individually or in the aggregate (not taking into account the Recapitalization or transfers of shares by C-W stockholders, unless C-W participates in such transfers or such transfers are reported on a Schedule 13D or 13G under the Exchange Act), account for at least 5% of the total outstanding equity of C-W as of the Distribution Date.

      Section 4.2 Confidentiality. Each of C-W and its Subsidiaries and UNITRIN and its Subsidiaries shall keep, and shall cause its employees, consultants, advisors and agents to keep, confidential all information concerning the other parties in its possession, its custody or under its control (except to the extent that (a) such information is then in the public domain through no fault of such party, (b) such information has been lawfully acquired from other sources by such party or (c) this Agreement or the Recapitalization Agreement or any other agreement entered into pursuant hereto or thereto permits the use or disclosure of such information) and each party shall not (without the prior written consent of the other) otherwise release or disclose such information to any other Person, except such party's auditors and attorneys, unless compelled to disclose such information by judicial or administrative process or unless such disclosure is required by law and such party has used all reasonable efforts to consult with the other affected party or parties prior to such disclosure, and in such case shall exercise all reasonable efforts to obtain reliable assurance that such information will be accorded confidential treatment.

      Section 4.3  No Solicitation.

                 (a) Subject to Sections 4.3(b) and 4.3(c), each of UNITRIN and C-W agree not to directly or indirectly, through any officer, director, employee, representative, securityholder or agent solicit, initiate or encourage any inquiries, offers or proposals or any indication of interest or the commencement of negotiations or continue any current negotiations or conduct any negotiations or enter into any agreement or provide any nonpublic information regarding or in connection with any proposal for the acquisition by any third party of any shares of capital stock of C-W from C-W or UNITRIN (other than issuances of common stock by C-W pursuant to employee stock plans in the ordinary course of business) or the acquisition of, or business combination with, C-W through any other means including a merger or purchase of assets (an "Acquisition Proposal") until the earlier to occur of the termination of this Agreement or the time at which the Distribution is consummated; provided, however, that UNITRIN and C-W may respond to any unsolicited inquiries or proposals solely to indicate that it is bound by this Section 4.3. If either of C-W or UNITRIN receives any such inquiry or proposal, then C-W or UNITRIN, as the case may be, shall inform the other of the terms and conditions, if any, of such inquiry or proposal and the identity of the Person making the proposal and shall keep such party promptly advised of all further communications relating to such inquiry or proposal.

                 (b) UNITRIN shall be relieved of its obligations under
Section 4.3(a) (in the case of clause (iii) below, only to the extent set forth therein) if:

                      (i) the Board of Directors of C-W shall or shall
                 resolve to (A) not recommend, or withdraw its approval or recommendation of, the Recapitalization, the Recapitalization Agreement, this Agreement or any of the transactions contemplated thereby or hereby, (B) modify any such approval or recommendation in a manner adverse to UNITRIN or (C) approve, recommend or enter into any agreement for any Acquisition Proposal;

                      (ii) C-W breaches or fails to comply with any of its
                 material obligations set forth in this Agreement or the Recapitalization Agreement and fails to cure such breach or failure within 30 days following notice from UNITRIN; or

                      (iii) after receipt of a bona fide written
                 Acquisition Proposal, the Board of Directors of UNITRIN in good faith determines, after consultation with its outside counsel, that it would be inconsistent with the Board's fiduciary duties to stockholders of UNITRIN not to commence discussions or negotiations with, or provide nonpublic information(other than nonpublic information with respect to C-W) to the person making such Acquisition Proposal; provided, however, that UNITRIN shall only be released from its obligations under Section 4.3(a) pursuant to this Section 4.3(b)(iii) with respect to such Acquisition Proposal.

                 (c) C-W shall be relieved of its obligations under Section 4.3(a) (to the extent specifically set forth in this Section 4.3(c)) if after receipt of a bona fide written Acquisition Proposal, the Board of Directors of C-W in good faith determines, after consultation with its outside counsel, that it would be inconsistent with the Board's fiduciary duties to stockholders of C-W not to commence discussions or negotiations with, or provide nonpublic information to, the person making such Acquisition Proposal; provided, however, that C-W shall only be released from its obligations under Section 4.3(a) pursuant to this Section 4.3(c) with respect to such Acquisition Proposal.

      Section 4.4 Certain Other Agreements. During the period commencing on the date hereof and continuing until the earlier of the termination of this Agreement or the consummation of the Recapitalization, UNITRIN hereby agrees that it shall not, and that it shall cause each of its Affiliates not to, without the prior approval of the Board of Directors of C-W, directly or indirectly, (a) make, or in any way participate in, any "solicitation" of "proxies" (as such terms are defined or used in Regulation 14A under the Exchange Act) to consent or vote or seek to advise or influence any Person with respect to the voting of any shares of Common Stock; (b) form, join or in any way participate in any Group (other than with respect to its Affiliates) with respect to any of the shares of Common Stock; (c) otherwise act, either alone or in concert with others, to seek control of C-W, including by submitting any written consent in furtherance of the foregoing or calling a special meeting of C-W stockholders; (d) publicly disclose any intention, proposal, plan or arrangement with respect to any foregoing; or (e) make any demand, request or proposal to amend, waive or terminate any provision of this
Section 4.4.

      Section 4.5 Public Announcements. Each of UNITRIN and C-W agrees that no public release or announcement concerning the Recapitalization or the Distribution shall be issued by either party without the prior written consent of the other (which shall not be unreasonably withheld), except as such release or announcement may be required by law or the rules or regulations of any United States securities exchange or the Nasdaq Stock Market, in which case the party required to make the release or announcement shall use all reasonable efforts to allow each other party reasonable time to comment on each release or announcement in advance of such issuance.

      Section 4.6 Required Consents. Each of UNITRIN and C-W shall use all reasonable efforts to obtain all of the consents, waivers or authorizations required in connection with the completion of the Recapitalization and the Distribution, including, without limitation, (a) any material governmental approvals and consents necessary to consummate the Distribution and the other transactions contemplated hereby and by the Recapitalization Agreement and (b) those consents listed on Schedule 4.6 (collectively, the "Required Consents").

      Section 4.7 Litigation Cooperation. Each of UNITRIN and C-W shall use reasonable efforts to make available to the other party, upon written request and at the expense of the other party, its officers, directors, employees and agents as witnesses to the extent such Persons may reasonably be required in connection with any Action arising out of (a) the business of such other party and its predecessors, if any, in which the requesting party may from time to time be involved; provided that such Action does not involve a claim by either of UNITRIN or C-W against the other or (b) the matters contained in Section 2.4 and Article 3 hereof.

      Section 4.8 Other Matters. Each of UNITRIN and C-W shall negotiate in good faith to execute prior to the Distribution Date such further certificates, agreements and other documents which are reasonably necessary to consummate or implement the transactions contemplated hereby and by the Recapitalization Agreement.


                                 ARTICLE V
                               MISCELLANEOUS


      Section 5.1 Complete Agreement; Construction. This Agreement and the Recapitalization Agreement, including the Exhibits and Schedules hereto and thereto, shall constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

      Section 5.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

      Section 5.3 Survival of Agreements. Except as otherwise contemplated by this Agreement, all covenants, representations, warranties and agreements of the parties contained in this Agreement shall survive the Distribution Date.

      Section 5.4 Expenses. Except as otherwise set forth in this Agreement or in the Recapitalization Agreement, all costs and expenses incurred in connection with the preparation, execution, delivery and implementation of this Agreement and the Recapitalization Agreement, and the Distribution and the other transactions contemplated hereby and thereby shall be charged to and paid by the party incurring such costs and expenses.

      Section 5.5 Notices. All notices and other communications hereunder shall be in writing, shall be effective when received, and shall be duly given if delivered by (a) hand delivery, (b) U.S. mail, postage prepaid, for first class delivery, (c) Federal Express or similar carrier, freight prepaid, for next business day delivery, or (d) electronic transmission, provided that confirmation of transmission and receipt is confirmed, to each party at the following respective addresses (or at such other address for a party as shall be specified by like notice):


To UNITRIN:

UNITRIN, Inc.
One East Wacker Drive
Chicago, Illinois 60601
Fax: (312) 661-4690
Attn:  Chief Financial Officer
with a copy to:
UNITRIN, Inc.
One East Wacker Drive
Chicago, Illinois 60601
Fax: (312) 661-4941
Attn:  General Counsel
and with a copy to:

Skadden, Arps, Slate, Meagher & Flom (Illinois)
333 West Wacker Drive
Suite 2100
Chicago, Illinois 60601
Fax: (312) 407-0411
Attn: Brian W. Duwe, Esq.
To C-W:

CURTISS-WRIGHT CORPORATION
1200 Wall Street West
Lyndhurst, New Jersey 07071
Fax: (201) 896-4021
Attn: General Counsel
with a copy to:

Simpson Thacher & Bartlett
425 Lexington Avenue
New York, New York 10017
Fax: (212) 455-2502
Attn: Caroline B. Gottschalk, Esq.

      Section 5.6 Waivers. The failure of any party to require strict performance by any other party of any provision in this Agreement will not waive or diminish that party's right to demand strict performance thereafter of that or any other provision hereof.

       Section 5.7 Amendments. This Agreement may not be modified or amended except by an agreement in writing signed by each of the parties hereto.

       Section 5.8 Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any party hereto without the prior written consent of the other party hereto, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void.

      Section 5.9 Successors and Assigns. The provisions to this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

      Section 5.10  Termination.

                 (a) Prior to the filing of the Certificate of Merger, this Agreement may be terminated:

                      (i) by mutual written consent of UNITRIN and C-W;

                      (ii) by either UNITRIN or C-W if the other party is
                 in breach of any of its obligations or representations and warranties herein or under the Recapitalization Agreement, which breach would result in a Material Adverse Effect on such party after giving effect to the Distribution, and such other party fails to cure such breach within 30 days following notice;

                      (iii) by C-W if, following receipt of an Acquisition
                 Proposal, the Board of Directors of C-W is required by its fiduciary duties to stockholders of C-W to terminate this Agreement or the Recapitalization Agreement and accept such Acquisition Proposal; provided that in such event C-W shall pay the reasonable documented out-of-pocket fees and expenses incurred by UNITRIN in connection with this Agreement, the Recapitalization Agreement and the transactions contemplated hereby and thereby in an aggregate amount of up to $2.3 million, but only to the extent that UNITRIN does not agree to, or otherwise vote in favor of, such Acquisition Proposal;

                      (iv) by UNITRIN if (A) the Board of Directors of C-W
                 shall or shall resolve to (I) not recommend, or withdraw its approval or recommendation of, the Recapitalization, the Recapitalization Agreement, this Agreement or any of the transactions contemplated thereby or hereby, (II) modify any such approval or recommendation in a manner adverse to UNITRIN or (III) approve, recommend or enter into an agreement for any Acquisition Proposal, (B) the stockholders of C-W shall not approve the Recapitalization or (C) following receipt of an Acquisition Proposal, the Board of Directors of UNITRIN is required by its fiduciary duties to stockholders of UNITRIN to terminate this Agreement and accept such Acquisition Proposal; provided that (I) in the case of clause (A) above, C-W shall pay the reasonable documented out-of-pocket fees and expenses incurred by UNITRIN in connection with this Agreement, the Recapitalization Agreement and the transactions contemplated hereby or thereby in an aggregate amount of up to $2.3 million and (II) in the case of clause (C) above, UNITRIN shall pay the reasonable documented out-of-pocket fees and expenses incurred by C-W in connection with this Agreement, the Recapitalization Agreement and the transactions contemplated hereby and thereby in an aggregate amount of up to $2.3 million; or

                      (v) by either UNITRIN or C-W if the Recapitalization
                 is not consummated by June 30, 2001; provided that this right shall not be available to any party that is in material breach of its obligations under this Agreement or the Recapitalization.

                 (b) This Agreement shall terminate automatically without any action on the part of C-W or UNITRIN in the event the Recapitalization Agreement is terminated in accordance with its terms.

                 (c) Except as specifically set forth in clause (a) above and for any liability in respect of any breach of this Agreement or the Recapitalization Agreement by either party, no party shall have any liability of any kind to any other party or any other person as a result of the termination of this Agreement. After the filing of the Certificate of Merger relating to the Recapitalization, this Agreement may not be terminated except by an agreement in writing signed by both parties.

       Section 5.11 Subsidiaries. Each of the parties hereto shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such party or by any entity that is contemplated to be a Subsidiary of such party on or after the Distribution Date (it being understood that C-W and its Subsidiaries shall not be considered a Subsidiary of UNITRIN).

       Section 5.12 Third Party Beneficiaries. Except as provided in Article 3 relating to Indemnitees, this Agreement is solely for the benefit of the parties hereto and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

       Section 5.13 Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

       Section 5.14 Exhibits and Schedules. The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

       Section 5.15 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF DELAWARE.

      Section 5.16 Consent to Jurisdiction. Each of the parties irrevocably submits to the exclusive jurisdiction of any state court of the State of Delaware and the United States District Court for the District of Delaware, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the parties agrees to commence any action, suit or proceeding relating hereto in such Delaware court. Each of the parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 5.16.
Each of the parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in such Delaware court and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

      Section 5.17 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby; provided, however, that the consummation of the Recapitalization is conditioned upon and is not severable from the Distribution, and that the Distribution is not severable from the Recapitalization. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

                 IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

          UNITRIN, INC

          By: /s/ Eric J. Draut
             ----------------------------------
             Name:  Eric J. Draut
             Title: Senior Vice President and
                    Chief Financial Officer

          CURTISS-WRIGHT CORPORATION

          By: /s/ Michael R. Benante
             ----------------------------------
             Name:  Michael R. Benante
             Title: Chairman and Chief
                    Executive Officer